TWENTY-THIRD AMENDMENT TO THE

AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

THIS TWENTY-THIRD AMENDMENT effective as of the last date on the signature block, to the Amended and Restated Fund Administration Servicing Agreement dated as of June 30, 2019, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Schedule I and Schedule II of the Agreement, and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule I and Schedule II are hereby superseded and replaced with Amended Schedule I and Schedule II attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

THE RBB FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ James G. Shaw	By:	/s/ Gregory Farley
Name:	James G. Shaw	Name:	Gregory Farley
Title:	CFO/COO & Secretary	Title:	Senior Vice President
Date:	2/20/2026	Date:	February 23, 2026

Schedule I

Mutual Fund Fees

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Schedule II

ETF Fees

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